Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Jet.AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, to be issued pursuant to the 2023 Jet.AI Inc. Omnibus Incentive Plan	Rule 457(c) and Rule 457(h)	10,933	(2)	$5.11	(3)	$55,867.63	0.00015310		$8.55

Total Offering Amount/Registration Fee								$55,867.63		$
Total Fees Previously Paid											N/A
Total Fee Offsets											N/A
Net Fees Due											$8.55

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of common stock, as the case may be, that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Company’s common stock.

(2)	Represents shares of common stock, par value $0.0001 per share, available for issuance under the 2023 Jet.AI Inc. Omnibus Incentive Plan.

(3)	Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Company’s Common Stock as reported on Nasdaq on December 30, 2024, which date is within five business days prior to the filing of this Registration Statement.